Filed pursuant to Rule 424(b)(3)

File No. 333-238753

KKR REAL ESTATE SELECT TRUST INC.

SUPPLEMENT NO. 2 DATED DECEMBER 29, 2021

TO THE PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION

EACH DATED MAY 18, 2021

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of KKR Real Estate Select Trust Inc. dated May 18, 2021 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “KREST,” “we,” “us,” or “our” refer to KKR Real Estate Select Trust Inc. and its subsidiaries unless the context specifically requires otherwise.

The purpose of this Supplement is to update the Prospectus, including updating information with respect to our operations.

PROSPECTUS SUMMARY

The following supersedes and replaces the second paragraph of the section of the Prospectus titled “Prospectus Summary—Investment Advisory Agreement” and all other similar disclosure in the Prospectus:

The base management fee (the “Management Fee”) is payable monthly in arrears at the annual rate of 1.25% of the average daily value of the Fund’s net assets. The Adviser has voluntarily agreed to waive its Management Fee from effectiveness of the Fund’s registration statement until December 31, 2021. Additionally, the Adviser has voluntarily agreed to provide a Management Fee waiver from January 1, 2022 through June 30, 2022, during which time the Adviser will receive a Management Fee at an annual rate of 0.625% of the average daily value of the Fund’s net assets. Effective July 1, 2022, the Adviser’s agreements to temporarily waive all or a portion of its Management Fee will terminate and the Adviser will receive a Management Fee at an annual rate of 1.25% of the average daily value of the Fund’s net assets. The longer an investor holds shares of the Fund’s common stock during this period, the longer such investor will receive the benefit of this Management Fee waiver period.